EXHIBIT 10.1(a)

SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT

This SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT made as of the 1st day of August, 2013, is by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), COMMODITY ADVISORS FUND L.P., a Delaware limited partnership (the “Partnership”) and J E MOODY & COMPANY LLC, a Delaware limited liability company (the “Advisor” or “JE Moody” together with CMF and the Partnership, the “Parties”). This Agreement amends and restates the Amended and Restated Management Agreement dated as of October 1, 2012 (the “Existing Agreement”) by and among the Parties.

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, swaps, forward contracts and other over-the-counter instruments and derivatives on U.S. and non-U.S. markets with the objective of achieving capital appreciation, such trading is to be conducted directly or through an investment in JEM Master Fund L.P., a Delaware limited partnership (the “Master Fund”) of which CMF is the general partner and JE Moody is the advisor; and

WHEREAS, the Third Amended and Restated Limited Partnership Agreement dated as of September 30, 2012 (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, this Agreement is being amended to, among other things, (i) include new language concerning the treatment of certain confidential information, (ii) shorten certain notice periods required for the termination of this Agreement, and (iii) to make other appropriate changes; and

WHEREAS, the Parties have entered into the Existing Agreement and now wish to amend and restate the Existing Agreement as set out in this Agreement; and

WHEREAS, the Parties wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, including commodity futures contracts, options and forward contracts. The Advisor may also engage in spot, swap and other derivative transactions with the prior written approval of CMF. All such trading on behalf of the Partnership shall be (i) in accordance with the trading policies set forth in the Partnership’s Private Placement Offering Memorandum and Disclosure Document dated as of June 30, 2013, as supplemented (the “Memorandum”), as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change, and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets. CMF has initially selected the Advisor’s JEM Commodity Relative Value Program (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

(b) CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A. All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).

(c) The allocation of the Partnership’s assets to the Advisor will be traded by the Advisor in accordance with the Program, as described in Appendix A; provided that CMF and the Partnership agree that, for so long as the Partnership trades through the Master Fund, the amount of leverage applied to the assets of the Partnership allocated to the Advisor by CMF shall be in accordance with the terms of the agreement by and among CMF, the Master Fund and the Advisor, dated as of August 1, 2013, as such agreement may be amended from time to time. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A to be materially accurate. Further, the Advisor will provide the Partnership in Appendix B to this Agreement, as may be amended from time to time, with a current list of all commodity interests to be traded for the Partnership’s account and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), members, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.

(g) The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

(h) (i) The Advisor, CMF and the Partnership will keep confidential the terms hereof and each transaction hereunder, and all related agreements, business practices, financial data, procedures and policies hereunder or otherwise relating to either of them or their affiliates that are not publicly available (herein, “Confidential Information”). Confidential Information shall also include, but not be limited to, each party’s respective proprietary or confidential (A) market and/or computerized investment approaches, strategies, systems or programs for trading, hedging, asset allocation or portfolio construction, (B) mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, technical data, strategies and methodologies, (C) trading signals, trading orders or executed trades (including prices, quantities and times), asset allocation targets, position sizes and portfolio holdings, (D) business methods, trade secrets, internal marketing materials or memoranda, corporate policies, supervisory and risk control techniques and procedures, fee and compensation structures, client lists and contact lists, knowledge of facilities and any books and records made available to any party, (E) any other proprietary materials or information, (F) any synopses or descriptions of the foregoing and (G) due diligence materials and other information provided by the Advisor to CMF and the Partnership or provided by CMF and the Partnership to the Advisor, whether prior to or after execution of this Agreement and whether or not marked confidential; but does not include information which (w) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives in violation hereof, (x) was or becomes available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its representatives or agents to the receiving party or its representatives, (y) becomes available to the receiving party or its representatives on a non-confidential basis from a source other than the disclosing party or its representatives or agents, provided that such source is not known to the receiving party to be bound by a confidentiality agreement with the disclosing party or its representatives or agents or otherwise prohibited from transmitting the information to the receiving party or its representatives by a contractual, legal or fiduciary obligation, or (z) is independently developed by the receiving party or on its behalf, provided that such development was by the receiving party or on the receiving party’s behalf without the use of, or any reference to, the Confidential Information.

(ii) Each party shall keep Confidential Information in strictest confidence except (A) to the extent necessary for purposes hereof to communicate it to the each such party’s officers, employees and counsel or to any broker or service provider, (B) to the extent necessary to comply with any requirement or demand of any self-regulatory, regulatory, judicial or taxing authority having jurisdiction over any of them, or (C) as otherwise required by applicable law or regulation, including the reporting and disclosure requirements of the CFTC, NFA and Securities and Exchange Commission.

(iii) CMF and the Partnership shall not use the Advisor’s Confidential Information as a basis on which to (A) trade, on behalf of itself or its investors or clients, in accounts not managed by the Advisor, (B) to reverse-engineer, replicate or develop or to aid others to reverse-engineer, replicate or develop competing or similar strategies to those of the Advisor, or (C) to use the Advisor’s Confidential Information for purposes other than enabling, conducting and monitoring the trading advisory services specified in this Agreement.

(iv) Each party will be permitted to disclose the track record of the Program, and may disclose the identity of the other party.

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3. COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services equal to 1/12 of 2% (2% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Partnership’s Net Assets allocated to the Advisor as of the last business day of each month by 2% and dividing the result thereof by 12). For the avoidance of doubt, the leverage employed by the Program will have no impact on fee calculations.

(b) “Net Assets” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and, unless the Advisor consents in writing, without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal quarter over Net Assets managed by the Advisor at the end of the highest previous fiscal quarter or Net Assets allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal quarter decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal quarter, whether the assets are held separately or in margin accounts. Ongoing expenses will be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets. Ongoing expenses will not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Ongoing expenses include offering and organizational expenses of the Partnership. No incentive fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.

(d) Quarterly incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or calendar month, as the case may be, the quarterly incentive fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) Except as otherwise provided herein, the services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and members, may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and members shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) It is acknowledged that the Advisor and/or its officers, employees, directors and members presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts.

(d) Subject to the Advisor’s duties of confidentiality to its other clients or as imposed on the Advisor by applicable rules or regulations, the Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM. (a) This Agreement shall continue in effect until June 30, 2014. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. At any time during the term of this Agreement, CMF may terminate this Agreement at any month-end upon 5 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in the Partnership Agreement or the Memorandum, as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) John E. Moody dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement at any month-end upon 30 days’ written notice to CMF. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, members and employees and the term “CMF” shall include the Partnership.

(b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, members or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading. All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(ii) The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, and such tables have been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.

(iii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered as a commodity trading advisor with the CFTC and is a member of NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement, including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.

(iv) The Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii) At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b) CMF represents and warrants for itself and the Partnership that:

(i) The Memorandum (as from time to time amended or supplemented, which amendment or supplement shall be approved by the Advisor as to descriptions, if any, of itself and its actual performance) does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning the Advisor, if any, in the Memorandum, made in reliance upon, and in conformity with, information furnished to CMF by or on behalf of the Advisor expressly for use in the Memorandum (it being understood that any hypothetical and pro forma adjustments will not be furnished by the Advisor).

(ii) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(iii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iv) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(v) CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(vi) CMF is registered as a commodity trading advisor and a commodity pool operator and is a member of NFA, and it will maintain and renew such registrations and membership during the term of this Agreement.

(vii) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii) The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, directors, member(s), employees, agents or representatives; regardless of whether such investigation, suit, action or proceeding also involves CMF. The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation or potential violation of position limits) from or to the CFTC, NFA or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities.

(iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv) The Advisor will maintain a net worth of not less than $100,000 during the term of this Agreement.

(v) The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue - 14th Floor

New York, New York 10036

Attention: Alper Daglioglu

email: Alper.Daglioglu@morganstanley.com

If to the Advisor:

J E Moody & Company LLC

245 SW Birds Hill Road

Portland, Oregon 97219

Attention: John E. Moody

email: john@jemoody.com; biz@jemoody.com

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 6 hereof.

16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Alper Daglioglu
Alper Daglioglu
Authorized Signatory

COMMODITY ADVISORS FUND L.P.

By:	Ceres Managed Futures LLC
(General Partner)

By	/s/ Alper Daglioglu
Alper Daglioglu
Authorized Signatory

J E MOODY & COMPANY LLC

By	/s/ John E. Moody
John E. Moody
Principal

Appendix A

JEM Commodity Relative Value Program

The JEM Commodity Relative Value (“CRV”) Program uses quantitative models to detect and exploit price shifts and mispricings between related instruments in the energy, metal grain, livestock, and food/fiber markets, while employing hedging methods in an attempt to maintain approximate market or sector neutrality. The strategies do not make un-hedged directional bets. Most trades are implemented using offsetting long and short positions in futures and futures options, thus reducing exposure to sudden changes in market direction. As examples, such offsetting positions may be in different delivery months of the same commodity market (e.g., calendar or butterfly spreads), in different but related markets (e.g., crude oil and unleaded gasoline) or between contracts traded on different exchanges (e.g., New York and London copper).

Market coverage for the CRV portfolio includes crude oil and petroleum distillates, natural gas, industrial metals, precious metals, grains, livestock, foodstuffs, fibers, and potentially other commodities. The Advisor utilizes primarily exchange-traded futures and futures options to implement its relative value trades, although trades may also be made using other instruments, such as commodity swaps or over-the-counter derivatives contracts.

The trading opportunities captured by the CRV models are believed to arise due to various factors, including: changes in relative supply and demand of different commodity contracts, the idiosyncratic actions of market participants, external events that may disrupt production (e.g., droughts, hurricanes, labor unrest or geopolitics), and risk premia associated with general uncertainties in future supply or demand. By virtue of their relative value nature, CRV trades may be interpreted as providing market liquidity to directional traders who need it, and earning a risk premium by doing so.

Relative value strategies are frequently employed by hedge funds in the equity, fixed income, convertible bond and option markets, but are relatively uncommon in the commodity or managed futures arenas. Over extended time periods, relative value strategies have been observed to produce more consistent returns and higher Sharpe ratios than un-hedged, directional trading strategies. With the high leverage often used, however, some relative value managers have experienced significant losses, particularly when extreme market events have occurred.

The Advisor attempts to manage the risk of large losses by limiting the overall portfolio leverage and the degree of exposure to any single commodity market or sector. The CRV portfolio typically includes about 20 to 30 active relative value trades, with the number of open positions depending on the arbitrage opportunities available. The CRV trades have low mutual correlation, cover multiple markets and sectors and thus enable meaningful diversification within the CRV portfolio.

When few favorable relative value trading opportunities arise in the commodity markets, or as the Advisor may determine, the Advisor may choose to make relative value trades in the financial futures, options, swap or derivatives markets. At times when many or few trading opportunities are available, the Advisor may increase or reduce overall CRV portfolio exposure.

To hedge offsetting long and short positions, the Advisor may use techniques such as static hedging, dynamic hedging and option overlays. Moreover, hedging may seek to achieve market or sector neutrality via various benchmarks, such as by being “contract neutral”, “dollar neutral” or “delta neutral”. No hedging strategy is perfect, but each has its costs, risks, advantages and limitations. Even with well-hedged positions, there is usually some residual exposure to directional market movements. The Advisor seeks to balance the advantages of the hedging strategy used in a particular relative value trade versus the costs and risks of implementing the trade.

Appendix B

Instruments to be Traded by J E Moody & Company LLC on Behalf of Commodity Advisors Fund L.P.

Note:	For all exchange-listed markets below, the Program trades:
Pit, Electronic & Mini versions
Physical & Financial versions (e.g. NYMEX)
Listed Inter-Commodity Spreads (e.g. Crack)
Listed Calendar Spreads

Sector	Commodity	Exchange	Sector	Commodity	Exchange
Energy	Crude Oil — Brent	ICE (IPE)	Metal	Copper	COMEX
Energy	Crude Oil — WTI	ICE (IPE)	Metal	Gold	COMEX
Energy	Gas Oil	ICE (IPE)	Metal	Gold	CBOT
Energy	Heating Oil	ICE (IPE)	Metal	Silver	COMEX
Energy	Spreads (Various)	ICE (IPE)	Metal	Aluminum	LME
Energy	Strips (Various)	ICE (IPE)	Metal	Aluminum Alloy	LME
Energy	Crude Oil — WTI	NYMEX	Metal	Aluminum Alloy-NASAAC	LME
Energy	Heating Oil	NYMEX	Metal	Copper	LME
Energy	Natural Gas	NYMEX	Metal	Lead	LME
Energy	RBOB Gas	NYMEX	Metal	Nickel	LME
Energy	Spreads (Various)	NYMEX	Metal	Tin	LME
Energy	Strips (Various)	NYMEX	Metal	Zinc	LME
Grain	Corn	CBOT	Metal	Palladium	NYMEX
Grain	Oats	CBOT	Metal	Platinum	NYMEX
Grain	Rice	CBOT	Other	Lumber	CME
Grain	Soybean Meal	CBOT	Soft	Cocoa	NYBOT
Grain	Soybean Oil	CBOT	Soft	Coffee	NYBOT
Grain	Soybeans	CBOT	Soft	Orange Juice	NYBOT
Grain	Wheat	CBOT	Soft	Sugar #11	NYBOT
Grain	Wheat	KCBT	Soft	Sugar #14	NYBOT
Livestock	Feeder Cattle	CME	Soft	Cotton	NYCE
Livestock	Live Cattle	CME
Livestock	Lean Hogs	CME